CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Mel Scott	Karen Bunton
713-570-4553	408-792-1121
scottm@calpine.com	karenb@calpine.com

For Immediate Release

CALPINE REACHES CLAIMS SETTLEMENT WITH THE UNOFFICIAL

COMMITTEE OF SECOND LIEN DEBTHOLDERS OF CALPINE

SAN JOSE, Calif. and HOUSTON, Texas, July 12, 2007 -- Calpine Corporation (“Calpine”) has reached an agreement in principle with the Unofficial Committee of Second Lien Debtholders of Calpine (the “Second Lien Committee”). This agreement is subject to definitive documentation and approval of the United States Bankruptcy Court for the Southern District of New York (“U.S. Bankruptcy Court”). Under the proposed agreement, approximately $282 million of claims for make whole premiums and/or damages asserted against the Debtors by the holders of the second priority secured debt at Calpine will be replaced by a secured claim for $60 million that shall be paid in cash and an unsecured claim for $40 million. The $100 million in claims will be allocated as follows: $1.15 billion 8.5% Second Priority Senior Secured Notes due 2010-$45,312,000; $900 million 8.75% Second Priority Senior Secured Notes due 2013-$43,688,000; $400 million Second Priority Senior Secured Notes due 2011-$11,000,000. The Debtors will seek approval of their agreement with the Second Lien Committee from the U.S. Bankruptcy Court on August 8, 2007.

Robert P. May, Calpine’s Chief Executive Officer, stated, “This agreement in principle, if documented and approved, represents an important step forward in bringing additional clarity to our claims pool and provides additional certainty regarding likely distributions under our plan of reorganization.”

Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering nearly 25,000 megawatts of clean, cost-effective, reliable, and fuel-efficient electricity to customers and communities in 18 states in the U.S. The company owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit http://www.calpine.com for more information.

This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation and its subsidiaries (“the Company”) and its management and uses words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the Company’s Chapter 11 cases and Companies’ Creditors Arrangement Act proceedings, including impact on operations; (ii) the Company’s ability to attract, retain and motivate key employees and successfully implement new strategies; (iii) the Company’s ability to successfully reorganize and emerge from Chapter 11; (iv) the Company’s ability to attract and retain customers and counterparties; (v) the Company’s ability to implement its business plan; (vi) financial results that may be volatile and may not reflect historical trends; (vii) the Company’s ability to manage liquidity needs and comply with financing obligations; (viii) the direct or indirect effects on the Company’s business of its impaired credit including increased cash collateral requirements; (ix) the expiration or termination of the Company’s power purchase agreements and the related results on revenues; (x) potential volatility in earnings and requirements for cash collateral associated with the use of commodity contracts; (xi) price and supply of natural gas; (xii) risks associated with power project development, acquisition and construction activities; (xiii) risks associated with the operation of power plants, including unscheduled outages of operating plants; (xiv) factors that impact the output of the Company’s geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xv) quarterly and seasonal fluctuations of the Company’s results; (xvi) competition; (xvii) risks associated with marketing and selling power from plants in the evolving energy markets; (xviii) present and possible future claims, litigation and enforcement actions; (xix) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xx) other risks identified in its Annual Report on Form 10-K for the year ended December 31, 2006, which can be found on the Company’s website at http://www.calpine.com/. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

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